                                                                    Exhibit 10.2

*PORTIONS OF THIS ETHANOL MERCHANDISING AGREEMENT HAVE BEEN OMITTED PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.

                         ETHANOL MERCHANDISING AGREEMENT

                                     BETWEEN

                      SOUTHWEST IOWA RENEWABLE ENERGY, LLC

                                       AND

                          LANSING ETHANOL SERVICES, LLC

                                November 1, 2006

                         ETHANOL MERCHANDISING AGREEMENT

     This Ethanol  Merchandising  Agreement is made and entered into on November
1, 2006, between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company  ("Ethanol  Producer"),  and Lansing Ethanol  Services,  LLC, a Delaware
limited  liability  company  ("Lansing").   Ethanol  Producer  and  Lansing  are
occasionally   referred  to  hereinafter,   individually,   as  a  "Party"  and,
collectively, as the "Parties."

     Ethanol  Producer  is in the  process  of  building  a 110  million  gallon facility  in  Council  Bluffs,  Iowa to  process  corn  into fuel  ethanol  (the
"Project").  Ethanol  Producer  desires to sell to Lansing  100% of the  Ethanol produced  annually  by the  Project.  The  Ethanol  shipments  would begin on or shortly after the beginning of operation of the Project.

     Lansing  is in  the  business  of  merchandising  Ethanol  into  commercial channels via cash forward  obligations,  and managing the risks  associated with such  purchases  and sales.  Lansing  desires to  merchandise  the  quantity and quality of Ethanol  required  by Ethanol  Producer  for  shipment  from  Ethanol
Producer's  Project and support Ethanol  Producer in the risk management of such
Ethanol merchandising.

     Therefore, the Parties agree as follows:

                                    ARTICLE I
                        DEFINITIONS; INTERPRETIVE MATTERS

     1.1 AGREEMENT  means this Ethanol  Merchandising  Agreement,  as amended or restated from time to time.

     1.2 BASE  ANNUAL  QUANTITY  means  the  Ethanol  actually  produced  by the
Project,  anticipated  to be 110  million  gallons of Ethanol per year (which is equal to the Project builder's guarantee for the production of Ethanol) plus any
Ethanol produced above the Project  builder's  guarantee by the same facility by the Ethanol Producer.

     1.3 BASE MONTHLY QUANTITY means the anticipated  monthly Ethanol production by Ethanol  Producer for any month,  which is equal to the Base Annual  Quantity divided by 12 plus or minus 10% variance in any one month.

     1.4 BUSINESS DAY means all days except Saturday or Sunday and otherwise not a holiday for U.S. banks.

     1.5 COMMENCEMENT DATE means the date of this Agreement.

     1.6 DATE OF FIRST  DELIVERY means the date when Ethanol  Producer  notifies
Lansing that Ethanol being  merchandised  under this  Agreement is available for delivery to Lansing from the Project.

     1.7  DELIVERY  POINT  means  the  point at which  title and risk of loss or damage passes to Lansing on Ethanol  Producer's Sale  Contracts.  This means the point of

loading of Ethanol into trucks, railcars or barges at the Facility or some other point specified in a Sales Contract.

     1.8 DIRECTOR OF ETHANOL  SERVICES is the individual named by Lansing as the primary contact and representative of Lansing with regard to this Agreement.

     1.9 ETHANOL  means the clear  odorless  liquid  produced for use as a motor fuel additive made from  fermented  corn being  approximately  200 proof alcohol produced by Ethanol Producer at the Facility.

     1.10 EVENT OF DEFAULT is an event of default as defined in Article 9.

     1.11  FACILITY  means the  facility  at which  Ethanol  Producer's  Ethanol production will occur which is to be merchandised by this Agreement.

     1.12  FINANCIAL  CLOSING  means  the  date  at  which  final  documents  of commitment from the Project Lender are executed

     1.13 FORCE MAJEURE has the meaning set forth in Section 10.1.

     1.14  GALLON  means  one  U.S.  liquid  gallon  of  Ethanol  at 60  degrees
Fahrenheit.

     1.15 INITIAL TERM has the meaning set forth in Section 4.1.

     1.16 LANSING is Lansing Ethanol Services, LLC.

     1.17  LANSING  SERVICES  are  those  services  to be  provided  by  Lansing specifically mentioned in this Agreement

     1.18 PRIME COMMERCIAL LENDING RATE means the rate of interest most recently published  from time to time in the Money Rate Table of The Wall Street  Journal as the prime annual rate of  interest,  or such other  successor or  alternative publication  or table as the  Parties  may  mutually  agree if this  publication ceases to exist.

     1.19  PROJECT  has  the  meaning  set  forth  in  the  second  introductory paragraph.

     1.20 PROJECT  LENDER means any entity  providing  debt,  sub-debt,  working capital or lease  financing or other forms of secured or unsecured  construction term financing for the Project.

     1.21  RISK  MANAGEMENT  COMMITTEE  or RMC  means  the  individual  or group specifically  empowered  by  Ethanol  Producer  to  evaluate  pricing  and  risk management factors, make decisions,  and direct the merchandising  activities of
Lansing.

     1.22 RISK MANAGER has the meaning set forth in Section 5.3.

     1.23 SALES CONTRACT(S) has the meaning set forth in Section 3.1(a).

     1.24 TRANSPORTATION COSTS means costs charged by a third party for transportation from Delivery Point to Lansing's point of delivery to customer or incurred in connection with maintaining a designated rail car fleet and barges, and includes any equipment, equipment inspections, added charges for fuel, insurance, labor or other costs associated with rail or barge transportation.

     1.25  WEIGHING  DEVICE is the scale  approved and certified by the State of
Iowa  Department of  Agriculture or other  approved  regulatory  body for use in commerce for Ethanol delivered by Ethanol Producer to Lansing.

     1.26 Certain Interpretive Matters. In construing this Agreement,  it is the intent of the Parties that:

          (a) no  consideration  may be given to the  captions of the  articles, sections or  subsections,  all of which are  inserted  for  convenience  in locating  the  provisions  of  this  Agreement  and  not  as an  aid in its construction;

          (b) no consideration  may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

          (c)  examples  are  not to be  construed  to  limit,  expressly  or by implication, the matter they illustrate;

          (d) the word "includes" and its derivatives  means  "includes,  but is not limited to," and corresponding derivative expressions;

          (e) a defined term has its defined  meaning  throughout this Agreement and each exhibit and schedule to this  Agreement,  regardless of whether it appears before or after the place where it is defined;

          (f) the  meanings  of the  defined  terms are  applicable  to both the singular and plural forms thereof;

          (g) all  references  to prices,  values or monetary  amounts  refer to
     United States dollars;

          (h)  all  references  to  articles,  sections,  paragraphs,   clauses,
     exhibits or schedules refer to articles,  sections,  paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

          (i) each  exhibit  and  schedule to this  Agreement  is a part of this
     Agreement and references to the term "Agreement" are deemed to include each such exhibit and schedule to this  Agreement  except to the extent that the context indicates otherwise,  but if there is any conflict or inconsistency between the main body of this  Agreement  and any exhibit or schedule,  the provisions of the main body of this Agreement will prevail;

          (j) the words "this Agreement,"  "herein," "hereby,"  "hereunder," and words of similar  import refer to this  Agreement as a whole and not to any particular  article,  section or other  subdivision,  unless  expressly  so limited;

          (k) the word "or" is disjunctive but not necessarily exclusive; and

          (l) all  references  to agreements or laws are deemed to refer to such agreements or laws as amended or as in effect at the applicable time.

                                   ARTICLE 2
                 DESCRIPTION OF PROJECT; DATE OF FIRST DELIVERY

     2.1  Description of Project.  Ethanol  Producer,  with the  cooperation and
assistance  of  Lansing  (as  set  forth  in  this  Agreement),   will  use  its
commercially  reasonable  efforts to develop and place into  operation a Ethanol facility  located  in Council  Bluffs,  Iowa  having an  installed  capacity  of approximately  110 million  gallons per year of Ethanol.  Ethanol  Producer will install and maintain Ethanol loading,  weighing,  and testing  infrastructure at the Facility sufficient to accommodate truck, railcar and barge loading capacity sufficient to allow Lansing to perform Lansing Services.

     2.2 Date of First Delivery Notice.

          (a) Ethanol Producer will provide to Lansing,  at least 180 days prior to the projected Date of First Delivery,  its best non-binding  estimate of the range of potential  dates for Date of First Delivery  covering a 45 day period.  Ninety  days  prior to the  anticipated  Date of  First  Delivery,
     Ethanol Producer will provide Lansing with a best non-binding estimate of a projected  Date of First Delivery  covering a range of 30 days.  Forty-five days prior to the projected Date of First Delivery,  Ethanol  Producer will provide  Lansing with a best estimate of a projected Date of First Delivery covering  a range of seven  days.  Ethanol  Producer  will  not  incur  any liability  (other  than  for  costs  in  anticipation  of the Date of First
     Delivery  incurred by Lansing and  approved  by Ethanol  Producer)  for any failure  of the Date of First  Delivery  to  occur  on the  projected  date thereof as estimated by Ethanol  Producer in good faith.  Thirty days prior to the  projected  Date of First  Delivery,  Ethanol  Producer will provide
     Lansing  with a final  Date of First  Delivery.  Ethanol  Producer  will be responsible  for any failure of the Date of First Delivery to occur on such final Date of First Delivery.

          (b) Additionally, together with each notification described in Section
     2.2(a),  Ethanol  Producer  will provide a best  (non-binding)  estimate of production on a daily basis for the six month period  following the Date of
     First  Delivery.  After the Date of First Delivery,  Ethanol  Producer will monthly  provide  to  Lansing,  by the 20th of each  month,  a  non-binding estimate of daily  production for the following six month period  beginning with the  first  month  following  the date of the last  estimate.  Ethanol
     Producer will promptly  notify Lansing of any adjustments to the production schedule that is then in effect.

                                   ARTICLE 3
                   PURCHASE AND SALE OF ETHANOL: MERCHANDISING

     3.1 Purchase, Delivery and Merchandising Obligations.

          (a) Ethanol  Producer  will sell and Lansing  will  purchase  the Base
     Annual Quantity of Ethanol  production at the Facility.  In connection with such sales of Ethanol  from Ethanol  Producer to Lansing,  the Parties will negotiate and enter into sale  contracts for Ethanol on terms  agreeable to both of the Parties,  to be  substantially  in the form set forth in Item 1 and Item 2 of  Exhibit  A  ("Sales  Contract(s)").  The  terms on each Sale
     Contract will  supersede,  to the extent  inconsistent  with, the terms set forth in this Agreement. *.

     * OMITTED PURSUANT TO A REQUEST FOR  CONFIDENTIAL  TREATMENT WHICH HAS BEEN
     FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          (b) Lansing will provide  Ethanol  Producer  with  delivery  schedules based on Sales  Contracts.  Ethanol  Producer will handle and supervise the
     loading  and  dispatch  of  Ethanol,   prepare  and   distribute   delivery
     documentation  and generally be  responsible  for all matters  ancillary to such matters.

          (c) If Ethanol  Producer  intends to increase the production  level of the Facility through expansion of the Facility,  Ethanol Producer must give
     Lansing no less than six months' prior  written  notice of its intention to increase  production  levels in excess of the existing Base Annual Quantity by reason of such  expansion.  Lansing  will  have an  option,  exercisable within one month  after the date of receipt of the notice of such  intended increase  of Base Annual  Quantity,  to  contract  for the  purchase of the incremental production on the same terms and conditions as this Agreement.

     3.2 Risk Management Committee; Merchandising Plan.

          (a) Ethanol Producer will form a Risk Management  Committee having the duties described in Section 5.3.

          (b) No later than 60 days prior to the  commencement  of each calendar year, Lansing will submit to the RMC a merchandising plan for such calendar year. The merchandising plan will include at least the following:

               i. A preliminary  schedule of quantities of Ethanol  purchased by
          Lansing and the  geographical  allocation  of  Lansing's  sale of such
          Ethanol;

               ii. Projected Ethanol prices, FOB the Facility; and

               iii. Projected costs for Ethanol transportation from the Facility to each market area.

          (c) Working  within the  framework  of the RMC and notably the pricing determination  provided by Ethanol Producer as described in Section 3.5(a),
     Lansing retains sole  responsibility  for the  merchandising of the Plant's production of Ethanol.  Lansing will follow the  merchandising  plan, as in effect from time to time,  subject to any specific  exceptions  approved by the RMC.

     3.3  Quantity.  The  quantity  of Ethanol  delivered  to  Lansing  from the
Facility will be  established by outbound meter tickets or pursuant to certified scales  expressed  in  net  temperature-corrected  Gallons  in  accordance  with standards commonly used within the industry in the United States of America. The meter or scale tickets will be obtained from meters or scales that are certified as of the time of loading and that comply with all  applicable  laws,  rules and regulations.  The outbound meter and scale tickets will be  determinative in the absence of fraud or manifest error of the quantity of Ethanol at issue.

     3.4 Quality; Samples.

          (a) Ethanol  Producer  represents  and  warrants  to Lansing  that all
     Ethanol  delivered  by  Ethanol  Producer  to  Lansing  hereunder  will  be merchantable and will meet the specifications  described in ASTM D 4806 (or such other  standard or set of  specifications  as is commonly  used in the industry  and agreed to by the  parties in writing) at the time of delivery of such  Ethanol  by  Ethanol  Producer  to  Lansing.  Except as  otherwise provided  herein,  no other  warranties,  express or  implied,  are made by
     Ethanol Producer under this Agreement. Should any government entity require a  change  in the  specifications  described  in  ASTM  D  4806,  such  new specifications  will be automatically  incorporated  herein as the standard set forth in the first sentence of this Section 3.4(a).

          (b) Ethanol  Producer  warrants that the quality of Ethanol  delivered into the  transportation  vehicles  will,  at the time it is  delivered  by
     Ethanol Producer,  meets the specifications described in the first sentence of  Section  3.4(a)  (subject  to the last  sentence  of  Section  3.4(a));
     provided,  however,  that the parties  may set forth a different  time in a
     Sales Contract at which the Ethanol is to be conforming  (e.g., at the time of delivery to the end destination). If Ethanol does not meet the standards set forth in the  previous  sentence  at the  appropriate  time and quality claims arise as a result thereof,  such quality claims will be administered by Lansing upon notice to Ethanol  Producer.  Ethanol Producer will only be liable for claims  settlements  of which it has  approved in writing.  Such claims will be solely for Ethanol Producer's account,  and Lansing will not be responsible in any manner whatsoever for such claims.

          (c) Ethanol  Producer  agrees to  maintain  original  sealed  numbered samples of all Ethanol after delivery into  transportation  vehicles before it leaves the Delivery Point.  Ethanol Producer will label these samples to indicate  date of shipment  and the truck,  railcar or barge number will be included.  Ethanol  Producer will retain these samples for 30 days and will send such samples as may be requested to Lansing immediately upon Lansing's request.

          (d) Ethanol  Producer will deliver  Ethanol  samples to Lansing at the
     Facility in advance of the actual physical  shipment,  as may be needed for testing purposes.

     3.5 Price.

          (a) For  each  sale of  Ethanol  to  Lansing,  the  RMC  reserves  all authority for finally  determining  Ethanol pricing and payment terms,  and shall direct  Lansing with regard to executing  pricing,  payment terms and amendment decisions for Sales Contracts. Lansing agrees to use commercially reasonable  best  efforts to obtain the best price  available  for  Ethanol
     Producer under  prevailing  market  conditions.  Ethanol Producer agrees to
     assume  all  risk  and  financial   responsibility   of  any  market  price
     fluctuations for Ethanol which occur from time to time and which may impact the pricing of Ethanol  sales.  Each Sales  Contract will fix the price and payment  terms for  Lansing's  purchase  of  Ethanol  covered by such Sales
     Contract.  There will be no deductions  or charges  against the fixed price unless specifically provided for in the Sales Contract.

          (b) Ethanol  Producer  will pay or cause to be paid all valid  levies,
     assessments,   duties,  rates  and  taxes  (together  "Taxes")  on  Ethanol delivered to Lansing  hereunder.  Where any Taxes are included in the price payable by Lansing,  Lansing's  purchase price hereunder will be reduced by the amount of such Taxes.

          (c) *.

     * OMITTED PURSUANT TO A REQUEST FOR  CONFIDENTIAL  TREATMENT WHICH HAS BEEN
     FILED  SEPARATELY  WITH THE  SECURITIES  AND  EXCHANGE  COMMISSION.
          (d) *.

     * OMITTED PURSUANT TO A REQUEST FOR  CONFIDENTIAL  TREATMENT WHICH HAS BEEN
     FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
     3.6 Transportation.

          (a) Lansing will diligently pursue,  secure and maintain all necessary agreements to transport the Ethanol from the Delivery  Point.  Lansing will be solely responsible for the arrangement of  transportation.  Lansing will use  commercially  reasonable  efforts  to  obtain  the  best  commercially reasonable prices in respect of  transportation  such that Ethanol Producer achieves the highest net price  possible  after payment for any  applicable
     Transportation  Costs.  Unless  specifically  provided  for  in  the  Sales
     Contracts,  Transportation  Costs  are  not  a  deduction  from  the  price stipulated in the Sales Contract but are the responsibility of Lansing.

          (b) If the Ethanol is being  transported by railcar or barge, the cost of rail or barge transportation will include all costs of tank car or barge leasing,

     repair, cleaning, storage, freight, product inspection/analysis, demurrage, detention,  fuel  surcharges,  if any, excess empty mileage  charges,  fuel surcharges,  if any, and all ancillary or related  charges,  if any. Unless specifically  provided  for in the Sales  Contracts,  such  costs are not a deduction  from the  price  stipulated  in the Sales  Contract  but are the responsibility of Lansing.

          (c) *.
     * OMITTED PURSUANT TO A REQUEST FOR  CONFIDENTIAL  TREATMENT WHICH HAS BEEN
     FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     3.7 Storage.

          (a) Ethanol Producer will at all times provide storage at the Facility for  Ethanol,  in an amount  not less than 2.8  million  Gallons at any one time, at no cost to Lansing.

          (b) The  parties  may  determine  that it is in the best  interest  of
     Ethanol Producer to maintain outside storage (i.e.,  outside the Facility), and in such case,  Lansing will arrange for and manage such outside storage as well as the cost of  transportation  to,  load in and load out,  shrink, cost of money  and  cost of  maintaining  such  outside  storage.  All such arrangements  and costs are subject to Ethanol  Producer's  advance written approval.  Approved outside storage costs will be deducted from the Ethanol sales price on Ethanol sales out of such storage.

     3.8  Purchase  Price.  Lansing  will pay,  or cause to be paid,  to Ethanol
Producer,  the  purchase  price for each Gallon of Ethanol  delivered to Lansing hereunder by direct wire transfer or electronic  transfer to Ethanol  Producer's designated bank account.  Payment terms will be negotiated as part of each Sales
Contract.  At the time of each  payment,  Lansing  will  forward a statement  to
Ethanol Producer setting forth in reasonable detail the quantity of Ethanol sold and prices and Transportation Costs, Fees and other deductions therefrom. *.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     3.9 Interest. If either Party fails to pay all or any portion of the amount owing by it when due,  such unpaid  amount will bear  interest at an annual rate equal to 100 basis points  above the Prime  Commercial  Lending Rate  calculated daily from the date such amount is due  hereunder  until the date it is actually paid.  Upon  failure of a Party to pay the  unpaid  amount,  including  interest thereon  within ten days after the due date,  the Party to whom sums are due may upon giving  seven  days'  notice,  suspend in whole or in part its  delivery or acceptance  of Ethanol  (as the case may be)  hereunder  until such  outstanding amount has been paid in full.

     3.10 Audit. Any payment made pursuant to this Agreement will not preclude a
Party from subsequently auditing the accounts of the other Party as permitted in this Agreement.

     3.11 Billing/Payment  Example.  Attached as Exhibit A is an example of Sale
Contract  terms,  billing,   transportation  and  payment  timing  and  details,
including  deductions,  charges, the Merchandising Fee and all data contemplated by Section 7.2, as well as the form of the Statement of Ethanol Sales.

     3.12 *.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE 4
                                      TERM

     4.1 Term. The initial term of this Agreement will be from the  Commencement
Date  through  December  31, 2010 (the  "Initial  Term")  during  which  Ethanol shipments will occur.  This Agreement  will  automatically  renew for additional periods of one year after the last day of the  Initial  Term  (each,  a "Renewal
Term"), and after each Renewal Term, unless either Party sends written notice to the other Party no later than 90  calendar  days prior to the end of the Initial
Term or Renewal Term, as the case may be,  indicating its intention to terminate this Agreement.

     4.2 Right to Terminate.  Beginning with the Date of First Delivery, Ethanol
Producer has the right to terminate this Agreement, for any reason, after giving
180 days written notice to Lansing. Each Party also has rights to terminate this
Agreement  upon  certain  Events  of  Default  as  described  elsewhere  in this
Agreement.

     4.3 Effect of Termination.  If this Agreement is terminated,  regardless of the reason or which Party  terminates this Agreement,  Ethanol Producer will, at its option,  either (a)  deliver on all open Sales  Contracts  that  Lansing has entered into with Ethanol Producer prior to the date on which the Party receives the  notification  of termination  from the other Party,  or (b) cancel all such open  Sales  Contracts  and pay  Lansing  (or  credit to  Lansing's  account  or otherwise offset against amounts owed by Lansing to Ethanol  Producer) an amount equal to the market price for all Ethanol  covered under such Sales Contracts in accordance with Section 9.5.

                                   ARTICLE 5
                OBLIGATIONS OF AND COOPERATION AMONG THE PARTIES

     5.1  Licensing.  Lansing and Ethanol  Producer will each determine if their respective  businesses  require any specific  licensing in the State of Iowa for the handling and merchandising of Ethanol.  If such licensing is required,  each
Party  requiring  such license will obtain and maintain such license  during the term of this Agreement.  Lansing and Ethanol  Producer will cooperate  regarding obtaining  permits,  licenses  and  approvals  related to the  merchandising  of
Ethanol within the State of Iowa.

     5.2 Lender. Ethanol Producer will inform Lansing of the name of the Project
Lender within 30 calendar days after the Financial Closing.

     5.3 Risk  Management.  Ethanol Producer will nominate and empower a manager
(the "Risk  Manager") who will be  responsible  for  implementing  the policies, procedures  and  strategies  developed  and  approved by the RMC and who will be responsible  for day-to-day  interaction  with Lansing.  Lansing will nominate a staff member as Director of Ethanol  Services to take  direction  and  cooperate fully with the Project's Risk Manager and the RMC. Within 30 calendar days after the Commencement  Date,  Ethanol Producer will establish the RMC and Lansing and the RMC will meet to  develop a risk  management  strategy  related  to  Ethanol sales.

     5.4 Access. Lansing and Ethanol Producer will have reasonable access to the books and records of the other to the extent that such access may  reasonably be required by Lansing or Ethanol  Producer in connection with matters  relating to or affected by  contracting  activity  between  the  Parties  described  in this
Agreement. The Parties will afford such access, as the case may be, upon receipt of reasonable  advance notice and during normal business hours.  Notwithstanding the  foregoing,  nothing in this  Section  5.4 will  entitle  Lansing or Ethanol
Producer  to access to the other  party's  confidential  business  or  financial information.

     5.5  Quantity  Adjustment.  Ethanol  Producer  may adjust the Base  Monthly
Quantity  pursuant  to Section  2.2(b).  Lansing  will  cooperate  with  Ethanol
Producer to adjust  Ethanol  shipments at the Facility on a day-to-day  basis as well.  Should market or  operational  circumstances  cause  Ethanol  Producer to adjust the Base  Monthly  Quantity,  Lansing  will use  commercially  reasonable efforts to work with Ethanol Producer to ensure the proper Ethanol shipments are made from the Facility.

     5.6 *.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE 6
                          TITLE, TAXES AND RISK OF LOSS

     Lansing will be deemed to be in exclusive  control of, and  responsible for any damage or injury  caused by, the  Ethanol  delivered  to it by the  Facility after  delivery has occurred at the Delivery  Point.  Ethanol  Producer  will be deemed to be in exclusive  control of, and  responsible for any damage or injury caused by, the Ethanol  prior to delivery at the  Delivery  Point.  Title to and risk of loss of the Ethanol  from  Ethanol  Producer to Lansing  will occur upon loading the Ethanol into trucks, railcars or barges at the Delivery Point. Title to Ethanol transferred by Ethanol Producer to Lansing at the Delivery Point will be good and  marketable  title,  free and clear of any  liens  and  encumbrances arising from Ethanol Producer.

                                       10

                                   ARTICLE 7
                                    BILLINGS

     7.1 Monthly Ethanol  Merchandising Fee. Ethanol Producer will pay Lansing a per Gallon fee of * of * for each delivered  Ethanol Gallon purchased by Lansing from Ethanol  Producer.  All fees under this Section  7.1(a) will be invoiced by
Lansing to Ethanol  Producer on a monthly basis,  with net due to Lansing within
15 days of invoice date.
* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     7.2  Statement  of  Ethanol  Sales.  Lansing  will  prepare  and  deliver a
Statement of Ethanol Sales (the "Statement") to Ethanol Producer showing Ethanol shipped from the Facility under each Sale Contract.  The Statement will show the gross quantity of Ethanol loaded at Delivery Point, the net settlement  Gallons, the price for such  Ethanol,  Ethanol  quality  factors by  delivering  vehicle, quality differentials as agreed between the Parties, and the total amount due to
Ethanol  Producer  from Lansing for such  Ethanol.  The  Statement may be either electronic or hard copy form.

     7.3 Billing Disputes.  With written notification,  either Party may dispute the  Statement in good faith.  Either  Ethanol  Producer or Lansing will provide written  or  electronic  notification  of the amount  and  circumstances  of the dispute within three Business Days following the day such party becomes aware of the disputed issue. Such notification will include a detailed explanation of the nature of the dispute and the calculation of the escrowed amount.

                                   ARTICLE 8
                               INFORMATION RIGHTS

     During the Initial Term and any subsequent  Renewal Term,  Ethanol Producer will furnish  Lansing with annual balance sheets and profit and loss  statements accompanied by the audit report of an independent  certified  public  accountant within 90 calendar  days of its fiscal year end.  Ethanol  Producer will further furnish  Lansing with all other  financial  information  and reports  reasonably requested by Lansing,  including  quarterly or other interim  unaudited  balance sheets  and  profit  and loss  statements  within a  reasonable  period  of such request.  By providing such  information  Ethanol  Producer  represents that all information  furnished and to be furnished is, to the best of Ethanol Producer's knowledge, accurate, and that all financial statements that it has furnished and
hereafter  may  furnish,   including  operation  statements  and  statements  of
condition,  are and will be  prepared  in  accordance  with  generally  accepted accounting  principles  consistently  applied and reasonably  reflect,  and will reflect,  as of their  respective  dates,  results of the operations and, to the best of Ethanol Producer's  knowledge,  the true financial  condition of Ethanol
Producer.

     During the Initial  Term and any  subsequent  Renewal  Term,  Lansing  will furnish  Ethanol  Producer  with  annual  balance  sheets  and  profit  and loss statements  accompanied

                                       11

by the audit report of an  independent  certified  public  accountant  within 90 calendar  days of its fiscal year end.  Lansing  will  further  furnish  Ethanol
Producer with all other financial  information and reports reasonably  requested by Ethanol Producer or the Project Lender,  including quarterly or other interim unaudited  balance  sheets and profit and loss  statements  within a  reasonable period of such request.  By providing such information  Lansing  represents that all  information  furnished  and to be  furnished  is, to the best of  Lansing's knowledge, accurate, and that all financial statements that it has furnished and
hereafter  may  furnish,   including  operation  statements  and  statements  of
condition,  are and will be  prepared  in  accordance  with  generally  accepted accounting  principles  consistently  applied and reasonably  reflect,  and will reflect,  as of their  respective  dates,  results of the operations and, to the best of Lansing's knowledge, the true financial condition of Lansing.

                                   ARTICLE 9
                             DEFAULT AND TERMINATION

     9.1  Notice of  Default.  If  Ethanol  Producer  commits or omits an act or occurrence  that upon notice or the passage of time  without  cure may become an
Event of Default under this Agreement,  then Lansing will give Ethanol  Producer written notice  describing  such default within five days of having become aware of such default.  If Lansing  commits or omits an act or occurrence,  which upon notice or the passage of time without cure may become an Event of Default  under
this  Agreement,   then  Ethanol  Producer  will  give  Lansing  written  notice describing  such  default,  within  five  days of  having  become  aware of such default.  Each  party  agrees  to give the other  prompt  notice of any Event of
Default of such party under this Agreement.

     9.2 Events of Default of Lansing.  Unless the following acts or occurrences are cured  within 30 days (five  days in the case of  nonpayment  pursuant  to a
Sales Contract under subsection (i) below) after the date of written notice from
Ethanol  Producer as provided for in Section 9.1, such acts or occurrences  will constitute  Events of  Default of  Lansing,  provided  that,  if any such act or occurrence  cannot be cured  within 30 days of such notice with  exercise of due diligence,  in accordance with prudent operating practices for companies in this industry,  and if Lansing within such period submits to Ethanol  Producer a plan reasonably designed to correct the default within a reasonable additional period of time,  then an Event of Default will not exist unless and until Lansing fails to  pursue  diligently  such  cure or  fails to cure  such  default  within  the additional  period of time  specified by the plan or 90 days,  whichever  occurs first,  and  provided  further that the cure rights  specified in the  foregoing clause do not apply to subsections (b), (c) or (d) below:

          (a) Except for failures  provided for in the other subsections of this
     Section  9.2,  Lansing's  failure to perform or  otherwise  comply with its material obligations under this Agreement,  except to the extent Lansing is excused pursuant to any other provision of this Agreement;

          (b) Lansing's dissolution or liquidation;

                                       12

          (c) Lansing's  assignment of this Agreement or any of its rights under this  Agreement for the benefit of  creditors,  provided that the foregoing will not be grounds for an Event of Default if,  pursuant to applicable law and with any  required  court  approval,  this  Agreement  is  assumed by a trustee, assignee or receiver, who promptly provides adequate assurance and evidence  reasonably  satisfactory  to Ethanol  Producer of the capacity to continue Lansing's obligations under this Agreement;

          (d)  Lansing's  filing  of a  petition  for,  or  other  commencement, authorization  or acquiescence in the commencement of, a proceeding or case under any bankruptcy or similar law for the protection of creditors.

          (e) The filing of a case in  bankruptcy  or any  proceeding  under any other  insolvency law against Lansing as debtor,  which case is not vacated within 90 calendar days of filing,  provided,  however,  that the foregoing will not be grounds for default if, pursuant to applicable law and with any required  court  approval,  this  Agreement  is assumed by an assignee  who promptly provides adequate assurance and evidence  reasonably  satisfactory to Ethanol Producer of the capacity to perform Lansing's  obligations under this Agreement.

          (f) Lansing's  assignment of this Agreement without Ethanol Producer's consent to the extent required by this Agreement.

          (g) Any  representation  made by Lansing  under Article 11 is false in any material respect.

          (h) Failure to perform under any other  agreement  between the Parties which constitutes an event of default thereunder.

          (i) Failure to pay Ethanol  Producer for Ethanol pursuant to any Sales
     Contract.

     9.3 Events of Default of Ethanol  Producer.  Unless the  following  acts or occurrences are cured within 30 days (5 days in the case of nonpayment  pursuant to a Sales Contract under subsection (a) below) after the date of written notice from  Lansing as provided  for in Section  9.1,  such acts or  occurrences  will constitute Events of Default of Ethanol Producer; provided that, if any such act or occurrence cannot be cured within 30 days with exercise of due diligence,  in accordance with prudent operating practices for companies in this industry,  and if Ethanol  Producer  within  such period  submits to Lansing a plan  reasonably designed to correct the default within a reasonable  additional  period of time, then an Event of Default will not exist unless and until Ethanol  Producer fails to  pursue  diligently  such  cure or  fails to cure  such  default  within  the additional  period of time  specified by the plan or 90 days,  whichever  occurs first,  and  provided  further that the cure rights  specified in the  foregoing clause do not apply to subsections (a) or (b) below:

                                       13

          (a) Ethanol  Producer's  failure to make any payment of any undisputed portion of any invoice or any other statement of amounts due hereunder sent by Lansing within five calendar days after receipt thereof.

          (b) Ethanol  Producer's general assignment of this Agreement or any of its rights  hereunder for the benefit of its creditors,  provided that, the foregoing  will not be grounds for default if,  pursuant to applicable  law and with any  required  court  approval,  this  Agreement  is  assumed by a creditworthy trustee, assignee or receiver.

          (c) Ethanol Producer's entry into bankruptcy or insolvency proceedings under  any  bankruptcy  or  insolvency  law as  debtor;  provided  that the foregoing  will not be grounds for default if,  pursuant to applicable  law and with any  required  court  approval,  this  Agreement  is  assumed by a creditworthy assignee, receiver or trustee.

          (d) Ethanol  Producer's  assignment  of this  Agreement  or any of its rights  under the  Agreement  without  obtaining  Lansing's  prior  written consent, not to be unreasonably withheld or delayed, to the extent required under this Agreement;  provided in no event,  however,  will any re-sale or other transfer by Ethanol Producer of any or all of the Ethanol be deemed a breach or failure of this provision.

          (e) Any material representation made by Ethanol Producer under Article
     11 is false in any material respect.

          (f) Except for failures  provided for in the other subsections of this
     Section  9.3,  Ethanol  Producer's  failure  to  comply  with any  material obligation of Ethanol  Producer under this Agreement or any other agreement between the Parties.

     9.4  Termination.  If, in the absence of a timely cure in  accordance  with
Section 9.2, Section 9.3, or any other provision of this Agreement,  an Event of
Default arises hereunder,  the non-defaulting  Party may, upon written notice to the other  Party,  terminate  this  Agreement.  Lansing may not  terminate  this
Agreement  except as provided for upon the  occurrence of an Event of Default as described above or as otherwise may be explicitly provided in this Agreement. In addition,  this Agreement may be terminated if both Parties mutually agree to do
so.

     9.5  Calculation  of  Damages.  Each Party will be  entitled  to all direct damages and other rights and remedies  available at law or in equity,  except as may be specifically  provided or provided otherwise in this Agreement,  upon the default or other  failure to perform of the other  Party.  Without  limiting the generality  of any of the  foregoing  provisions  of this Article 9, the Parties will be  entitled  to receive the  specific  monetary  damages set forth in this
Section 9.5.

          (a) If Lansing  fails to pay for  Ethanol  delivered  to the  Delivery
     Point,  Lansing  will pay to Ethanol  Producer,  in  addition  to any other direct  damages

                                       14

     incurred by Ethanol  Producer  as a result of such  failure,  the  positive difference,  if any,  between (i) the amounts that Lansing  would have paid
     Ethanol Producer had Lansing performed,  and (ii) the amounts (if any) that
     Ethanol  Producer,  acting in a commercially  reasonable  manner,  actually receives for the sale of the same Ethanol  equivalent  at or in  reasonable
     proximity  to  the  Delivery  Point  (net  of  any  extra   transportation,
     transactional or other costs reasonably incurred and that can be documented by  Ethanol  Producer  to sell  such  Ethanol  from the  Delivery  Point in connection  with any such  sale),  or at  Ethanol  Producer's  option,  the applicable  market price if a sale of the same or equivalent  Ethanol at or in  reasonable  proximity  to the Delivery  Point had taken place.  Lansing assumes all financial risk involved in the payment for Ethanol merchandised through  this  Agreement,  including  any  collection  risks from buyers of
     Ethanol.

          (b) If  Ethanol  Producer  fails  to  sell  and  deliver  the  Ethanol production of the Facility as this  Agreement  specifies to Lansing by: (i)
     selling the Ethanol  instead to any third party,  unless  entitled to do so under the terms of this  Agreement,  or (ii) abandoning its firm obligation to supply Ethanol to the Delivery Point in accordance  with this Agreement, or (iii) otherwise breaching or failing to perform this Agreement,  Ethanol
     Producer  will pay to  Lansing,  in addition  to any other  direct  damages incurred by Lansing as a result of such failure,  the positive  difference, if  any,  between  (i)  amounts  that  Lansing,  acting  in a  commercially reasonable manner,  pays for the purchase of the same or equivalent Ethanol at or in reasonable proximity to the Delivery Point (inclusive of any extra
     transportation,   transactional  or  other  costs  reasonably  incurred  by
     Lansing,  in connection with any such purchase),  or, at Lansing's  option, the applicable market price if a purchase of the same or equivalent Ethanol at or in reasonable  proximity to the Delivery  Point had taken place,  and
     (ii) the amounts  Lansing would have paid Ethanol  Producer for the Ethanol if Ethanol Producer had performed.  Lansing may not suspend its performance under this Agreement during the occurrence of any arbitration under Article
     17.

          (c) If the  Project  is shut down  because  of an Event of  Default by
     Lansing,  Ethanol  Producer  shall be entitled  to all direct  damages as a result of such shut down. In no event shall Lansing be responsible for such damages if its Event of Default  is due to failure by  railroads,  trucking
     companies  or  other   transportation   facilities  to  comply  with  their
     contractual obligations, or the occurrence of any Force Majeure.

     9.6 Lenders' Rights. Lansing will deliver to Project Lender, simultaneously with delivery thereof to Ethanol Producer,  notice of Ethanol Producer's failure or breach. No such notice is required with respect to any entity providing funds to Ethanol  Producer that has not been identified to Lansing as a Project Lender by appropriate  prior notice to Lansing from Ethanol  Producer.  With respect to
Ethanol Producer's failures or breaches,  Project Lender will have the option to cure such failure or breach in the time frame provided to Ethanol Producer under
Section 9.3 or to cause the Project Lender's  designee to assume this Agreement, and thereafter cure the breach or failure within the time remaining in the total cure period as specified.  If the Project Lender intends to effect a

                                       15

cure of any  failure  or breach of  Ethanol  Producer  as  provided  for in this
Section  9.6, the Project  Lender must give notice of such  intention to Lansing within 20 calendar  days after receipt of notice from Lansing under this Section
9.6 and upon  receipt of such  notice,  any right or remedy that  Lansing  might otherwise  have with  respect to Ethanol  Producer's  failure or breach  will be suspended until all cure periods of Project Lender have expired without cure. No such suspension  will affect  Lansing's right to a full cure of any such failure or breach,  including  the  payment of all direct  damages  incurred  on account thereof.

                                   ARTICLE 10
                                  FORCE MAJEURE

     10.1 Definition of Force Majeure. The term "Force Majeure," as used in this
Agreement,  means causes or events beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure, including: Acts of
God;  sudden  actions of the elements  such as floods,  hurricanes or tornadoes;
sabotage; terrorism; war; riots; and actions by federal, state, municipal or any other  government  or agency  (including  the  adoption or change in any rule or regulation imposed after the date of this Agreement, but only if such actions or failures act to prevent or delay  performance).  Force  Majeure does not include economic  hardship,  changes in market  conditions or strikes or labor  disputes
(unless  generally  affecting all similar crafts or trades in the energy sector)
or typical weather conditions.

     10.2  Applicability of Force Majeure.  Neither Party will be responsible or liable  for any delay or  failure in its  performance  hereunder,  nor will such
Party be deemed in breach hereof, to the extent such delay, failure or breach is due to conditions or events of Force Majeure provided that:

          (a) The  non-performing  Party  gives the other party  prompt  written notice describing the particulars of the occurrence of the Force Majeure;

          (b) The  suspension  of  performance  is of no greater scope and of no longer duration than necessitated by the Force Majeure;

          (c) The  non-performing  Party proceeds with  reasonable  diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

          (d) When the non-performing Party is able to resume performance of its obligations  under this  Agreement,  that  Party will give the other  Party written notice to that effect.

     10.3  Limitations on Effect of Force Majeure.  The Party not claiming Force
Majeure may terminate this Agreement,  without  liability of either Party to the other, except for obligations  unaffected by Force Majeure and maturing prior to termination,  if the Force  Majeure lasts for more than 60 days from the date of the Notice of Force Majeure.

                                       16

         10.4 Exclusions. Force Majeure will not include failure caused by lack of funds. An event of Force Majeure will not excuse either Party from their payment obligations under this Agreement.

                                   ARTICLE 11
                    REPRESENTATIONS, COVENANTS AND WARRANTIES

     11.1 Ethanol Producer's Representations,  Warranties and Covenants. Ethanol
Producer represents and warrants to Lansing, as of the date hereof and covenants to  Lansing  at all times  during the term of this  Agreement,  as  follows  and acknowledges that Lansing is relying upon such  representations,  warranties and covenants in connection with the Lansing Services hereunder:

          (a) Ethanol  Producer is a limited  liability  company duly organized, validly  existing and in good standing  under the laws of the State of Iowa and has all  requisite  power and  authority  to carry on its  business  as presently  conducted or proposed to be conducted.  Ethanol Producer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material  adverse effect on
     Ethanol Producer.

          (b) This Agreement has been duly and validly executed and delivered by
     Ethanol  Producer;  this Agreement  constitutes a legal,  valid and binding obligation of Ethanol  Producer,  enforceable in accordance with its terms, except to the extent  its  enforceability  may be  limited  by  bankruptcy, insolvency, reorganization,  moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

          (c) Ethanol  Producer is not in violation or default of any provisions of its articles of formation or operating agreement,  or of any instrument, judgment,  order, writ, or decree, or under any note, indenture,  mortgage, lease,  agreement,  contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation  applicable to Ethanol  Producer.  The  execution,  delivery and performance  of this  Agreement and the  consummation  of the  transactions contemplated hereby will not result in any such violation or be in conflict with or  constitute,  with or  without  the  passage  of time and giving of notice,  either a default under any such provision,  instrument,  judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Ethanol Producer.

          (d)  Except  to  the  extent  identified  in  Phase  I  and  Phase  II environmental  reports with  respect to Ethanol  Producer's  project  site,
     Ethanol  Producer  is not in  violation  of any  applicable  law,  rule  or regulation,  including with respect to Hazardous Materials, that would have a material  adverse  effect on Ethanol  Producer.  For the purposes of this
     Agreement,  "Hazardous  Materials"  means (i) materials  that are listed or otherwise  defined as "hazardous"  or "toxic" under any  applicable  local, state, federal or foreign laws and regulations that govern the existence or remedy of contamination on property, the protection of

                                       17

     the environment from  contamination,  the control of hazardous  wastes,  or
     other  activities  involving  hazardous   substances,   including  building
     materials  or  (ii)  any  petroleum  products  or  nuclear  materials,  but excluding Ethanol and denaturant.

          (e) Ethanol  Producer  will obtain and maintain in force all licenses, consents  and  approvals  required  for its  operation  of the Facility and delivery of Ethanol under this Agreement and will be solely responsible for and indemnify  Lansing against any costs,  liabilities or fines arising out of Ethanol Producer's failure to comply with any applicable requirements of such licenses, consents and approvals.

          (f) Ethanol  Producer  covenants  that it will  maintain  accurate and complete  Ethanol  sales  records in a prudent and  businesslike  manner in accordance with sound  commercial  practices in respect of Ethanol sales by
     Ethanol Producer hereunder.

          (g) Ethanol  Producer  covenants  that it will provide  Lansing with a minimum  of at  least  ten  calendar  days  prior  written  notice  of  any
     anticipated   production  downtime  or  disruption  to  available  Ethanol, provided however that the parties  recognize that unplanned  outages cannot be anticipated and that Ethanol  Producer will be liable only for Lansing's marginal  cost to procure  other  Ethanol as  described  in Section 9.5 for failure to ship Ethanol in accordance with forecasts.  Any claim by Lansing under the foregoing  sentence will be supported by commercially  reasonable documentation of the marginal cost.

          (h) Ethanol  Producer  represents it is a U.S.  entity for purposes of state and federal income and excise taxes.

     11.2 Lansing Representations,  Warranties and Covenants. Lansing represents and warrants to Ethanol Producer, as of the date hereof and covenants to Ethanol
Producer  at all  times  during  the  term of this  Agreement,  as  follows  and acknowledges  that  Ethanol  Producer  is  relying  upon  such  representations, warranties  and  covenants  in  connection  with the  merchandising  of  Ethanol hereunder.

          (a) Lansing is a limited  liability  company duly  organized,  validly existing and in good  standing  under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted  or  proposed  to be  conducted.  Lansing  is duly  qualified  to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on Lansing.

          (b) This Agreement has been duly and validly executed and delivered by
     Lansing;  this Agreement  constitutes a legal, valid and binding obligation of Lansing,  enforceable in accordance with its terms, except to the extent
     its   enforceability   may   be   limited   by   bankruptcy,    insolvency,
     reorganization,  moratorium or other  similar laws  affecting the rights of creditors generally or by general principles of equity.

                                       18

          (c) Lansing is not in  violation or default of any  provisions  of its articles  of  formation  or  operating  agreement,  or of  any  instrument, judgment,  order, writ, or decree, or under any note, indenture,  mortgage, lease,  agreement,  contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation  applicable to Lansing. The execution,  delivery and performance of the  Agreement and the  consummation  of the  transactions  contemplated hereby or thereby  will not result in any such  violation or be in conflict with or  constitute,  with or  without  the  passage  of time and giving of notice,  either a default under any such provision,  instrument,  judgment, order,  writ,  decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Lansing.

          (d) Lansing is not in  violation  of any  applicable  statute,  law or regulation  relating to the environment or  occupational  health and safety that would have a material  adverse effect on Lansing or the performance of the Lansing Services and, to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute,  law or regulation.  No Hazardous  Materials are used or have been used, stored, or disposed  of  by  Lansing  or,  to  Lansing's  knowledge  after  reasonable investigation,  by any other person or entity on any property owned, leased or used by Lansing.

          (e) Lansing will obtain and maintain in force all  licenses,  consents and  approvals  required for the provision of Lansing  Services  under this
     Agreement and will be solely responsible for and indemnify Ethanol Producer against any costs, liabilities or fines arising out of Lansing's failure to comply with any  applicable  requirements  of such  licenses,  consents and approvals.

          (f) Lansing  covenants that it will maintain or cause to be maintained accurate and complete records,  in a prudent and businesslike manner and in accordance with sound commercial practices, of the information described in
     Article 3 hereof  and any other  information  deemed  relevant  by  Ethanol
     Producer including local and regional market prices for Ethanol;

          (g) Lansing is a U.S.  pass-through  entity for  purposes of state and federal income and excise taxes.

     11.3  Waiver of  Compliance,  Consents.  Any  failure of Lansing or Ethanol
Producer  to  comply  with any  obligation,  covenant,  agreement  or  condition contained herein may be waived in writing by Lansing or Ethanol Producer, as the case may be, but such waiver or failure to insist upon  strict  compliance  with such obligation,  covenant,  agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

                                       19

                                   ARTICLE 12
                                 INDEMNIFICATION

     Each Party (as an "Indemnifying  Party") agrees to defend,  indemnify,  and hold the other Party (as an "Indemnified  Party")  harmless from and against any and all liabilities, claims, losses or expenses (including reasonable attorney's fees and collection costs, provided that the Indemnifying Party will be entitled to handle and control defense with attorneys  engaged by the Indemnifying  Party or approves  the  attorneys  engaged by the  Indemnified  Party for  purposes of defense) (a) caused by or arising from any allegation by any third party against the Indemnified Party that the use or dissemination,  as contemplated hereunder, of any intellectual property, or other proprietary or confidential  information, purportedly  owned by or licensed to the  Indemnifying  Party infringes upon, or otherwise  damages,  the rights of such third party, or (b) caused by or arising from a breach or omission of any of the Indemnifying  Party's  obligations under this  Agreement,  or  (c)  from  damage  caused  by  negligence  or  intentional misconduct  of the  Indemnifying  Party or its  agents or  employees.  Lansing's indemnification of Ethanol Producer hereunder includes,  without limitation, any liabilities  resulting  from  defective  rail cars or rail  cars with  Hazardous
Materials,  other than (i) rail cars owned,  operated or  controlled  by Ethanol
Producer  (except  to the extent of any  liabilities  resulting  from  Lansing's negligent acts or omissions with respect thereto),  or (ii) liabilities  arising from the negligent acts or omissions of Ethanol Producer or its representatives.

                                   ARTICLE 13
                                    INSURANCE

     13.1 Insurance Coverage.

          (a) Each Party  will  maintain  automobile  liability  insurance  with limits of not less than  $1,000,000.00  CSL (Combined  Single Limit).  Such insurance  will  name  the  other  Party,  its  parents,  subsidiaries  and
     Affiliates  as  additional  insureds  thereunder,  and will be primary  and non-contributory  to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

          (b) Each Party will maintain commercial general liability and property damage insurance with limits of not less than  $1,000,000.00 per occurrence and $2,000,000.00 aggregate.  Such insurance will name the other Party, its parents,  subsidiaries  and Affiliates as additional  insureds there under, and will be primary and  non-contributory  to any other insurance available to such other Party,  its parents,  subsidiaries and Affiliates as insureds or otherwise.

          (c) Each Party will  maintain an excess or umbrella  liability  policy with a limit of not less than  $3,000,000  per  occurrence  and  $3,000,000 aggregate.  Such excess or umbrella liability policy shall follow form with the primary liability  policies,  and contain a drop-down provision in case of impairment of underlying limits.

                                       20

          (d)  Notwithstanding  the provisions of Section  13.1(b) and (c), each
     Party's  total  coverage  under  both  its  commercial   general  liability
     insurance  in Section  13.1(b) and excess or umbrella  liability  policy in
     Section 13.1(c) must have combined limits together totaling  $5,000,000 for each occurrence and $5,000,000 aggregate.

          (e) Each Party will maintain worker's compensation insurance providing statutory  benefits  for injury or disease in the  state(s) of operation of the Parties,  and Employer's Liability with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

     13.2 Insurance Policy Requirements. All insurance policies required by this
Agreement will (a) provide  coverage on an "occurrence"  basis; (b) provide that no cancellation, non-renewal or change will be effected without giving the other
Party  at  least  thirty  days'  prior  written  notice;  and (c) be  valid  and enforceable policies issued by insurers of recognized  responsibility,  properly licensed in the state where the Project is located,  with an A.M.  Best's Rating of A- or better  and Class  VII or  better.  Such  insurance  policies  will not contain a  cross-liability  exclusion or an exclusion  for punitive or exemplary damages  where  insurable  under law.  On or before the  Commencement  Date and, thereafter,  within five business days of renewal, certificates and endorsements of such  insurance  will be  delivered to the other Party,  as  appropriate,  as evidence of the specified insurance coverage.  From time to time, upon a Party's request, the other Party will provide the requesting Party, within five business days, a certified  duplicate  original of any policy  required to be  maintained hereunder.

     13.3 Certificates of Insurance.  Ethanol Producer will provide Lansing with certificates  of  insurance  as evidence of  coverage.  Such  certificates  will include a statement  that coverage will not be cancelled by the carrier  without first providing Lansing at least 30 calendar days written notice.

     13.4  Additional  Insured.  Except with  respect to  Worker's  Compensation insurance or any other insurance  precluding such additional  Insureds,  Lansing will be named as an additional  Insured with respect to any  third-party  bodily injury or property damage claims.  All such policies of insurance will contain a waiver of subrogation  against Lansing and its officers,  officials,  employees, agents and representatives.

     13.5  Unavailability  of  Coverages.  If the  insurance  policies  and  the coverages  as  set  forth  above  are  not  available  to  Ethanol  Producer  on commercially  reasonable  terms,  Ethanol Producer and Lansing will negotiate in good faith reductions or alternatives to such provisions.

     13.6 Survival.  The rights,  obligations and  protections  afforded by this
Article 13 will survive for two years after the termination, expiration or cancellation of this Agreement and will apply to the full extent permitted by law.

                                       21

                                   ARTICLE 14
                          EXCLUSION OF CERTAIN DAMAGES

     Neither  Party  shall be  liable  to the  other  Party  for  consequential, incidental,  punitive  exemplary or indirect  damages,  lost profits or revenues
(except  as a part of direct  damages)  or other  indirect  damages  claimed  in contract,  equity,  strict  liability  or  indemnity,  by statute or  otherwise.
Nothing  contained  herein  may be deemed to limit or alter the  indemnification rights of either Party under Article 12.

                                   ARTICLE 15
                                   ASSIGNMENT

     15.1 No  Assignment  Generally.  Except as otherwise  permitted  hereunder, neither Party may assign this Agreement,  or any rights or interests  hereunder, without the prior  written  consent of the other Party.  Nothing in this Section
15.1 will apply to the  re-sale or other  transfer by Lansing to any third party of the Ethanol sold hereunder.

     15.2 Exceptions.  Notwithstanding the foregoing provisions of Section 15.1, no consent will be required for assignment of this Agreement:

          (a) by Ethanol  Producer (i) to any  successor  owner of the Facility, provided that such successor owner promptly provides adequate assurance and evidence  reasonably  satisfactory  to  Lansing  of the  capacity  of  such successor owner to continue to perform Ethanol Producer's obligations under this Agreement,  or (ii) as a collateral  assignment of this Agreement to a
     Project Lender, or

          (b) by  Lansing  to any  affiliate  of  Lansing,  provided  that  such affiliate  promptly  provides  adequate  assurance and evidence  reasonably satisfactory  to Ethanol  Producer  of the  capacity of such  affiliate  to continue to perform Lansing's obligations under this Agreement.

     15.3 Additional  Exceptions.  Notwithstanding  the foregoing  provisions of
Section  15.1,  no consent  will be  required  for any  temporary  or  permanent
assignment  by  Ethanol  Producer  for  settlement   purposes  as  necessary  to
effectuate  Ethanol  Producer's  Ethanol  deliveries,  as for  example,  through tolling agreements.

     15.4 Requirements for Assignment.  In all such events:  (i) prior notice of any such assignment must be provided to the other Party;  (ii) any assignee must assume expressly the assignor's obligations hereunder,  provided,  however, that the Project Lender under any collateral  assignment for financing  purposes will not be obligated  to assume  Lansing's  obligations  except as and to the extent
specifically  provided  in  such  collateral  assignment  agreement;   (iii)  no
assignment,  whether or not  consented  to,  will  relieve  the  assignor of its obligations  hereunder if the assignee fails to perform,  unless the other Party agrees in writing in advance to waive assignor's continuing obligations pursuant to this Agreement,  such waiver not to be unreasonably withheld,  conditioned or delayed;  and (iv) no such assignment will adversely affect the credit rating or financial security of the other Party.

                                       22

     15.5  Failure to Obtain  Consent.  Any  assignment  of any interest in this
Agreement made without fulfilling the foregoing  requirements of this Article 15 will be null and void and will,  after  notice and passage  without  cure of the applicable period for cure, constitute an Event of Default under Article 9.

                                   ARTICLE 16
                                     NOTICES

     Any  notice,  request,  consent or other  communication  hereunder  (each a
"Notice")  must be in writing,  addressed to the receiving  party's  address set forth  below  or to such  other  address  as a party  may  designate  by  notice hereunder,  and either (i) hand  delivered,  (ii) sent by nationally  recognized overnight  delivery  service,  (iii) mailed by registered or certified  mail, or
(iv) sent by confirmed facsimile transmission.

                  If to Lansing

                           William E. Krueger
                           Lansing Ethanol Services, LLC
                           9900 W. 109th Street, Suite 400
                           Overland Park, KS 66210
                           Fax:  (913) 748-3001

                  with a copy to:

                           Thomas Carew, Esq.
                           Stinson Morrison Hecker LLP
                           1201 Walnut Street
                           Kansas City, Missouri  64106-2150
                           Fax:  (816) 691-3495

                  If to Ethanol Producer:

                          Southwest Iowa Renewable Energy, LLC
                          2101 S. 42nd Ave.
                          Council Bluffs, IA  51502
                          Attn: General Manager
                          Fax:   712-366-0394

                 with a copy to:

                          David E. Gardels, Esq.
                          Blackwell Sanders Peper Martin LLP
                          1620 Dodge Street, Suite 2100
                          Omaha, NE 68102
                          Facsimile: (402) 964-5050

                                       23

     All  Notices  that are  mailed  will be  deemed  to be given on the  fourth business day following the day on which they were deposited in the United States mail,  postage  prepaid.  All  Notices  that are sent by  nationally  recognized overnight  delivery service will be deemed to be given on the first business day following  the  business  day on which they are sent.  All Notices that are hand delivered will be deemed to be given upon  delivery.  All Notices that are given by  facsimile  transmission  will be deemed to be given upon  receipt,  it being agreed that the burden of proving  receipt  will be on the sender of such Notice and such burden will not be satisfied by a transmission  report generated by the sender's facsimile machine.

                                   ARTICLE 17
                               GENERAL PROVISIONS

     17.1 Governing  Law. This  Agreement and the rights and  obligations of the parties  hereunder will be construed in accordance  with and governed by the law of the State of Iowa, without giving effect to its conflict of law principles.

     17.2 Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior  discussions  between  them. No  modification  of or amendment to this Agreement,  nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Parties to this Agreement. The failure by either Party to enforce any rights under this  Agreement  will not be construed as a waiver of any rights of such Party.

     17.3 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the Parties hereto and their respective counsel, if any; accordingly,  this Agreement will be deemed to be the product of all of the
Parties  hereto,  and no ambiguity  will be construed in favor of or against any one of the Parties hereto.

     17.4  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     17.5  Successors and Assigns.  Subject to the provisions of Article 15, the rights and  benefits  of this  Agreement  will be binding  upon and inure to the
benefit   of   the    Parties'    respective    successors-in-interest,    legal
representatives, and assigns.

     17.6  Waiver.  The  failure  of either  Party to  enforce  or  insist  upon compliance with or strict  performance of any of the terms or conditions of this
Agreement,  or to take  advantage  of any of its rights  there  under,  will not constitute a waiver or relinquishment of any such terms, conditions,  or rights, but the same will be and remain at all times in full force and effect.

     17.7 Taxes.  Ethanol  Producer will be responsible for applicable  personal property taxes on Ethanol, if any, up to Delivery Point.

                                       24

     17.8 Disclaimer of Third Party Beneficiary Rights.  Other than with respect to Project  Lender,  nothing in this  Agreement  will be construed to create any duty to, or standard of care with  reference to, or any liability to, any person not a party to this Agreement.

     17.9 Relationship of the Parties.

          (a) This Agreement  will not be interpreted to create an  association, joint  venture,  or  partnership  between  the  Parties,  nor to impose any partnership  obligation or liability upon either Party.  Neither Party will have any  right,  power,  or  authority  to enter  into  any  agreement  or undertaking  for,  or  act  on  behalf  of,  or  to  act  as  an  agent  or representative of, the other Party.

          (b) Lansing will be solely liable for the payment of all wages, taxes, and other costs  related to the  employment  of persons to perform  Lansing
     Services,  including all federal, state, and local income, social security,
     payroll,   and  employment   taxes  and   statutorily   mandated   workers'
     compensation  coverage.  None of the persons  employed  by Lansing  will be considered  employees of Ethanol Producer for any purpose; nor will Lansing represent  to any  person  that  he or she is or  will  become  an  Ethanol
     Producer  employee.  Ethanol Producer will be solely liable for the payment of all wages,  taxes,  and other costs related to the employment of persons to operate the Facility,  including all federal,  state,  and local income, social security,  payroll,  and employment  taxes and statutorily  mandated workers'  compensation  coverage.  None of the persons  employed by Ethanol
     Producer will be considered  employees of Lansing for any purpose; nor will
     Ethanol Producer represent to any person that he or she is or will become a
     Lansing employee.

     17.10  Expenses  and  Obligations.  All  costs  and  expenses  incurred  in connection  with  the  consummation  of the  transactions  contemplated  by this
Agreement  by  Lansing or  Ethanol  Producer  will be paid by Lansing or Ethanol
Producer, as the case may be.

     17.11  Survival  of  Obligations.   Cancellation,  expiration,  or  earlier
termination of this  Agreement will not relieve the Parties of obligations  that by their nature should survive such  cancellation,  expiration,  or termination, prior to the term of the applicable statute of limitations, including warranties or remedies  which  obligations  will  survive for the period of the  applicable statute of limitation.

     17.12 Dispute  Resolution.  Any and all disputes related to this Agreement, with the  exception  of  Contracts,  that  cannot be resolved  amicably  will be subject to binding  arbitration  before a single arbitrator in the Omaha/Council
Bluffs  metropolitan area,  pursuant to the Commercial  Arbitration Rules of the
American  Arbitration   Association  ("AAA").  The  Arbitrator  will  make  such
procedural or discovery  orders as he or she deems  appropriate.  The Arbitrator may not add to or alter the terms of this Agreement.  Arbitral awards will be in writing and will be final and  non-appealable to the maximum extent permitted by law. Any judicial  proceeding to review the  Arbitrator's  award will be held in state courts  located in the State of Iowa,  and the Parties  submit to personal

                                       25

jurisdiction of such court.  Nothing in this Section 17.12,  however,  should be construed  to  preclude  either  Party  from  seeking  specific  enforcement  or
temporary  or  preliminary   injunctive  relief  from  any  court  of  competent
jurisdiction,  either to enforce this Section 17.12 or with respect to any other matter pending arbitration thereof. Unless otherwise explicitly provided in this
Agreement,  the Parties agree to continue their  respective  performance of this
Agreement pending the outcome of any arbitration.

     17.13 Compliance with Law. The Parties will comply with, and this Agreement and all rights and  obligations  of the  Parties  hereunder  are subject to, all applicable  local,  state and federal  law, and all duly  promulgated  orders or
other  duly  authorized   action  of  governmental   authorities   having  valid
jurisdiction.

     17.14 Amendment and Modification.  This Agreement may be amended,  modified or supplemented only by prior mutual agreement,  confirmed in writing and signed by the Parties thereto.

     17.15 Confidentiality.

          (a) The terms of the Confidential Disclosure Agreement between Ethanol
     Producer  and  Lansing,   dated  October  23,  2006  (the  "Confidentiality
     Agreement"),  are hereby  incorporated by reference  herein for the term of this Agreement,  notwithstanding  the fact that the term is longer than the
     term  of  the  Parties'  confidentiality   obligations  set  forth  in  the
     Confidentiality  Agreement. For purposes of the Confidentiality  Agreement,
     along  with  confidential   proprietary   information  as  defined  in  the
     Confidentiality Agreement, individual or aggregate customer,  transactional or financial information of Ethanol Producer or Lansing that is provided to either in conjunction  with the terms and conditions of this Agreement will be  deemed  Confidential  Information  of  Ethanol  Producer  and  Lansing,
     respectively, regardless of whether marked as such.

          (b) For the  duration of the  Initial  Term,  Renewal  Terms and for a period of three years following termination of this Agreement, all terms of this  Agreement  between  Ethanol  Producer  and  Lansing  will  be  deemed
     Confidential  Information  of Ethanol  Producer and Lansing,  respectively, regardless of whether marked as such.

          (c)   Notwithstanding   the  foregoing,   Lansing   acknowledges  that
     compliance  by  Ethanol  Producer  with its  disclosure  obligations  under federal  and state  securities  laws  (including  providing  a copy of this
     Agreement  as  an  exhibit  to  Ethanol   Producer's   publicly   available
     information)  shall  not be deemed a  violation  of this  Agreement  or the
     Confidentiality Agreement.

                            [signature page follows]

                                       26

         The Parties have executed this Ethanol Merchandising Agreement on the date set forth in the first introductory paragraph.

                                    LANSING ETHANOL SERVICES, LLC

                                    By:   /s/ William E. Krueger
                                         ------------------------------
                                          Name:  William E. Krueger
                                          Title:  President

                                    SOUTHWEST IOWA RENEWABLE ENERGY, LLC

                                    By:   /s/ Karol King
                                         ---------------------------------------
                                          Name:  Karol King
                                          Title:    Chairman of the Board

                                       27

                                    EXHIBIT A
                            CONTRACT/PAYMENT EXAMPLE

                 Item 1: FACE OF STANDARD ETHANOL CONTRACT FORM

*THE PORTIONS OF THIS EXHIBIT WHICH ARE MARKED WITH AN ASTERISK HAVE BEEN
OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

               Item 2: ETHANOL CONTRACT GENERAL TERMS & CONDITIONS

     These  General  Terms and  Conditions  between  Buyer and  Seller  apply to
     Lansing Ethanol Services, LLC ethanol contracts:

                                    PREAMBLE

     Seller sells fuel ethanol, and Buyer purchases fuel ethanol from time to time for resale. From time to time, Buyer may elect to buy from Seller, and
     Seller may elect to sell to Buyer, fuel ethanol in such quantities, standards, pricing and delivery requirements as shall be negotiated. Any such sale shall be confirmed by a Confirmation of Sale Agreement
     (hereinafter ("Confirmation"). This Agreement sets forth the general terms and conditions that shall apply to each sale.

1.   Interpretation -If there is any conflict between any Confirmation and this Agreement, the Confirmation will prevail with respect to the transaction specified in such Confirmation. Headings used in this Agreement are used for convenience of reference only and do not form a part of this
     Agreement. No waiver by either party with respect to any breach of or any right under this Agreement, and no course of dealing or performance, will be deemed to constitute a continuing waiver of any other breach or of any right, unless such waivers are expressed in writing executed by authorized representatives of the parties hereto. The parties are also party to an
     Ethanol Merchandising Agreement dated as of November 1, 2006, as amended from time to time (the "Merchandising Agreement"). This Agreement, together with the Merchandising Agreement, constitutes the entire and exclusive agreement between the parties with respect to the transactions contemplated herein and confirmed from time to time by written Confirmations, and all representations, offers and undertakings of the parties made prior to the effective date of this Agreement, whether oral or in writing, are merged in
     it. Except as provided in Clause 10, each party objects to and will not be bound by any past or future terms or conditions or representations not set forth in this Agreement, including, without limitation, any additional or inconsistent terms shown on the other party's shipping documents, invoices or other records (except the Confirmation) and any additions to the provisions of this Agreement included in those documents (other than the
     Confirmation) are null and void. Any amendment of this Agreement must be in writing executed by the authorized representatives of the parties hereto.
     The terms of this Confirmation and Agreement will supersede, to the extent inconsistent with, the terms set forth in the Merchandising Agreement.

2.   Definitions - The terms set out in this section shall carry the following meanings throughout the Agreement unless specified otherwise:

         a. Agreement: this Agreement and each Confirmation, and any additional schedules attached to any Confirmation;
          b. Confirmation: a Confirmation of Sale Agreement between Buyer and
          Seller, being substantially in the form of Exhibit A attached hereto, issued by the parties and attached hereto, or which incorporates this
          Agreement by reference, and any schedules thereto;
          c. Contract Period: the time between the start and end dates as specified in the Confirmation, inclusive of both dates;
          d. Delivery Point: the location specified in the Confirmation for delivery of the Product by the Seller to the Buyer Free on Board
          ("FOB");
          e. Detention Charges: unless specifically stated as a term in the
          Confirmation of a sale transaction, the Detention Charge for the first
          15 days will be $* US per day (or part of a day) including
          Saturday's, Sunday's and Statutory Holidays. For the 16th through 25th days, the Detention Charge will be $* US per day (or part of a day) including Saturday's, Sunday's and Statutory Holidays. After the
          25th day the Detention Charge will be $* USF per day (or part of a day) including Saturday's, Sunday's and Statutory Holidays. All
          Detention Charges shall be

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       1

          invoiced no later than six months from the return of the railcar;
          f. Force Majeure: events which are unforeseen or beyond a party's reasonable control notwithstanding the exercise of due diligence, including, but not restricted to: acts of God; war, terrorism, accident, fire, storm, flood, earthquake, or explosion; acts of, or compliance with requests of any level of government or any agency thereof; strike, lock-out, disputes with workmen or labor shortages;
          transportation embargoes, failures or delays which affect Seller's normal source of supply for the Product, or delays in delivery of any inventory or material, including, without limitation, crude oil, natural gas, natural gasoline, supplies, raw materials and ingredients necessary in the production of the Product; or any other cause or causes whether or not similar to the foregoing events that are unforeseen or beyond such party's reasonable control notwithstanding the exercise of due diligence. A lack of funds, insolvency or delay in plant start-up or production trouble shall in no event constitute an event of Force Majeure;
          g. General Terms and Conditions: The general terms and conditions set forth in this Agreement for the sale of Product between Seller and
          Buyer;
          h. Notice: any notice required or permitted to be given under this
          Agreement will be validly given if in writing and delivered, sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy or sent by prepaid registered mail, addressed to the applicable party at its address indicated on the Confirmation or to such other address as any party may specify by notice in writing to the other. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by facsimile will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given when actually received;
          i. Performance Assurance: shall mean a standby irrevocable letter of credit, a prepayment, a performance bond or a guarantee by an entity acceptable to the Seller and in the absolute discretion of the Seller;
          j. Product: as identified in the Confirmation;

3.   Delivery Point, Title & Risk - Buyer agrees to purchase the Product described in each Confirmation from Seller, and Seller agrees to sell and deliver such Product to Buyer at the Delivery Point. Delivery shall be complete and title to and risk of loss or damage to the Product shall pass to the Buyer at the Delivery Point when: (i) Product is loaded into or unloaded from a tank truck, at the outlet flange of the tank truck; (ii)
     Product is loaded into a railcar, at the outlet flange of the railcar, or if applicable, upon the constructive placement of the railcar by the railroad, or upon the actual placement of the railcar for unloading if the railcar has not been previously constructively placed; (iii) Product has passed the outlet flange of the facility from where the Product originates from and delivered into the delivering pipeline, or, if applicable, as the
     Product is metered into connecting storage or transportation system, when
     Product is delivered by pipeline; or (iv) the transfer of Product is entered on the books of the facility, when deliveries are made within a facility or by in-line transfer. Except as otherwise specifically provided herein or stated in the applicable Confirmation, Seller will not be responsible for any aspect of transportation, handling or use of the
     Product beyond the Delivery Point.

4.   Deliveries and Underlifting - Time is of the essence in this Agreement, and on a commercially reasonable efforts basis all deliveries will be made in accordance with the monthly schedule indicated in the Confirmation at rateable quantities per day during each day of the month and during loading hours agreeable to Seller. Where Buyer's liftings are more than 10% below the scheduled volume in any month, Seller shall have the right to make arrangements to mitigate its losses and this shall include, but not be limited to, selling the underlifted volume to other parties. Buyer shall compensate Seller for loss of revenue and all costs of mitigation incurred by Seller.

5.   Rail Car Deliveries

     a)   Buyer will not divert Seller's railcars or consign them to any other routing or to any other destination than that set out in the bill of lading instructions without obtaining prior written or faxed consent of an authorized representative of the Seller. All diversion charges,

                                       2

          additional freight charges and any other costs or expenses incurred, sustained or paid by Seller resulting from such diversion shall be for the account of Buyer.
     b)   Unless specifically stated as a term in the Confirmation of a sale transaction, Seller will allow Buyer a period of 5 days for offloading those railcars commencing at: (i) 7:00 a.m., at the unloading location, of the first morning following notification to the Buyer (or the Buyer's consignee) by the delivering railroad that a railcar is available for placement, or (ii) if notification is not given by the delivering railroad, such time as the railcar is delivered to the
          Buyer's (or the Buyer's consignee's) off-loading facilities. Upon expiration of such 5 day period, the Buyer will pay the Seller a
          Detention Charge until such time as the railcar has been returned to the delivering railroad or otherwise placed in accordance with written instruction of the Seller.

6.   Product Specifications - The Product delivered under this Confirmation will comply with Standard ASTM 4806 specification current at time of delivery unless otherwise agreed to in writing.

7.   Measurement of Product Quantity - The quantity of Product delivered will be measured at the location where the Product is loaded into the transportation equipment, using standard industry practice at the time of measurement; (i) in the case of delivery into rail cars, by means of the railcar's gauging device and applicable outage tables; (ii) in the case of delivery into tank trucks, by means of a weigh scale or metering device at
     Seller's option; and (iii) in the case of delivery into pipelines or storage facilities, by meter or other mutually accepted method or device.
     All such volumetric measurements will be corrected for temperature to; (i)
     60 (0)F when measured in Imperial or U.S. units; and (ii) 15(0)C when measured in metric or Systeme Internationale units. The parties agree to accept these measurements as correct for the purposes of this Agreement.

8.   Rejection and Notice of Defects - Buyer has 30 days after receipt of the
     Product to inspect and either accept or reject the Product. If Buyer retains the Product in its possession for a period of 30 days after receipt without rejecting it, this will be regarded as Buyer's irrevocable acceptance of the Product. Anything herein to the contrary notwithstanding, if Buyer commingles, stores or mixes the Products with other products, the
     Buyer's right of rejection shall be terminated at the moment of such commingling, storage or mixing. If the Product is rejected, Notice must be given to Seller so that the Notice will arrive no later than 5 business days after discovery of the defect or nonconformity in the Product, fully specifying all claimed defects and nonconformities. Seller will have the right to independently test any rejected Product before the railcar is offloaded at which time the Seller may redirect the railcar.

9.   Product Shortages - Seller agrees to reimburse Buyer for any substantiated shortage on railcar shipment in excess of 2 % of the aggregate railcar volume providing that authority to unload railcars with excessive shortage is granted by Seller before unloading and a signed and notarized affidavit from the railroad agent or other person accepted by Seller attesting to the shortage is sent by Buyer to Seller within 30 days from the date the railcar was inspected.

10.  Terms of Payment - Payment for Product and other fees, charges and taxes shall be made in accordance with the Payment Terms provided in the
     Confirmation; provided that, Seller reserves the right, acting reasonably, to withdraw or revise credit terms for Product not yet delivered upon prior written notice.

     a)   If Seller has reasonable grounds for insecurity regarding the payment, performance or enforceability of any of Buyer's obligations under this
          Agreement, Seller may require Buyer to provide it with a Performance
          Assurance. Reasonable grounds will include, but not be limited to, the
          Buyer's (or Buyer's guarantor's) credit rating being below Baa2 by
          Moody's or below BBB by Standard and Poor's, if such party has an external credit rating.
     b)   If Buyer fails to pay all or any part of the invoiced amount when due, interest shall accrue monthly and be payable on the unpaid amount
          (except for any portion thereof which is subsequently determined to be overstated) at the prime rate at Seller's bank plus 2% per annum. Any interest which remains unpaid shall be added to the principal amount then outstanding. If

                                       3

          Buyer fails to pay when due any amount owing as set forth in an invoice rendered by Seller, other than such portion thereof as it in good faith disputes in writing, or if Buyer fails to provide a
          Performance Assurance when required by Seller, and if either of such failure continues for 5 days following delivery by Seller of written notice of such default, Seller may suspend deliveries hereunder. At such time, in the event of a payment default, Seller may terminate this Agreement. If a Performance Assurance was requested by Seller and if such Performance Assurance is not provided within 10 additional days, Seller may terminate this Agreement. Such suspension or termination shall be without prejudice to Seller's right to claim for damages for loss of profit which it would have obtained during the period of suspension or to the end of the original Contract Period if the Agreement is terminated early as above provided.
     c)   If Seller has not received notice of a dispute in respect of an invoice within 90 days of the date it was rendered, then such invoice shall be deemed for all purposes to be correct.
     d)   In the event either party fails to make timely payment of any monies due to the other party hereunder, the other party may offset such unpaid amount against monies owed to such party under this Agreement or any other agreement.

11.  Taxes - The prices mentioned in this Agreement do not include federal, state or municipal commodity, transaction sales (prepaid or otherwise) , use, excise, value added, motor fuel excise, petroleum business, petroleum testing fee or business transfer taxes chargeable in respect of the sale of the product to Buyer. Any like tax, duty, charge, levy or fee, now or hereafter levied on the product sold hereunder or required to be paid or collected by Seller by reason of the delivery, sale or use of the Product, shall be paid by Buyer at the same time and on the same conditions as payment of any other sum pursuant to the terms of the Agreement in addition to the prices specified herein. Buyer shall furnish Seller with satisfactory exemption certificate where exemption is claimed. Upon
     Seller's request, the Buyer must provide proof of customs import documentation into the United States for exemption purposes from Canadian
     Government Goods and Services Tax (GST). If no such proof can be provided, the Seller may at its discretion invoice the Buyer for the applicable GST.

12.  Force Majeure - The term "Force Majeure" shall have the meaning set forth in Section 2. If either party fails to observe or perform any of the obligations imposed upon it under this Agreement and such failure shall have been as a consequence of Force Majeure, such failure shall not be deemed a breach of this Agreement and the performance or observance of such obligation will be suspended during the continuation of the Force Majeure provided that the party claiming Force Majeure shall:

     a)   Give written notice to the other party specifying full particulars of such Force Majeure as soon as is reasonable possible.
     b)   As far as possible remedy Force Majeure as soon as reasonable possible; and
     c)   Give written notice to the other party after the Force Majeure has been remedied as soon as reasonable possible.

               Notwithstanding any other provision of this Agreement, a claim of
               Force Majeure shall not under any circumstances suspend the obligation of the Buyer to make payment for any Product delivered under this Agreement. If by reason of Force Majeure Seller is unable to supply its total demand for Product in the United
               States among all of Seller's other buyers located in the United
               States, Seller may, at its option, allocate equitably its
               available supply of Product in the United States among all of
               Seller's buyers located in the United States. Seller shall not be under any obligation to obtain Product from any other source or to alter its production schedules or practices. Buyer shall not be obligated to take any deliveries as set out in the monthly schedule indicated in the Confirmation that would otherwise have been made during the period of the Force Majeure.

13.  Material Safety Data Sheet - Seller has provided to Buyer, and by taking delivery of Product under the terms of this Agreement Buyer acknowledges receipt of, Seller's current Material Safety Data Sheet(s) concerning the properties of and safe handling procedures of the Product. Buyer acknowledges that the Product is a hazardous material and represents and warrants that it is familiar

                                       4

     with the properties of and safe handling procedures for the storage, handling, transportation and use of the Product. Buyer will inform its customers of those safe-handling procedures of the Product.

14.  Price Escalation - Any increase in Seller's cost of supplying the Product caused by any level of governmental law, regulation, tax or other burden imposed after the date of this Agreement on the ownership, storage, processing, production, transportation, distribution, use or sale of the
     Product covered by this Agreement will be added to the price under this
     Agreement.

15.  Governing Law - This Agreement will be interpreted and governed in accordance with the laws of the State of Kansas, USA. Applicable herein
     (excluding any conflicts of law rule or principle that would otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction), and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the State of Kansas, USA.

16.  Confidentiality - This Agreement will not be disclosed in whole or in part by either the Buyer or Seller to any third party without obtaining prior written consent of the other party, unless such disclosure is required by law, is necessary to obtain regulatory approval or reporting, or for obtaining any necessary financing. Buyer acknowledges and agrees that
     Seller may disclose this Agreement to its investors, provided that such investors are advised as to the confidential nature hereof.

17.  Assignment - The Seller, at its own discretion, may assign this Agreement in the event that the Buyer is in default of any payment required under this Agreement, or any other material term of this Agreement. In all other cases, neither party may assign this Agreement, any money due hereunder, or any claim arising in connection herewith, without prior written consent of the other party, which consent shall not be unreasonably withheld;
     provided, however, Lansing Ethanol Services, LLC may assign this Agreement to a an entity controlled by Lansing Ethanol Services, LLC, and provided further that Seller may assign this Agreement as provided in Article 15 of the Merchandising Agreement.

18.  Severability - If any provision of this Agreement is held illegal, invalid or unenforceable for any reason whatsoever, the legality, validity or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

19.  Dispute Resolution. - Any controversy or claim (Claim), whether based on contract, tort, statute, or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation, or fraudulent inducement or any question of validity or effect of this Agreement including this clause), arising out of or related to this Agreement
     (including any amendments, annexations, and extensions) or the breach thereof shall be settled by consultation between the parties. If consultation does not resolve the Claim within sixty days (unless otherwise extended by mutual agreement of the parties) after receipt of the written notice of the Claim, the Claim shall be settled by binding arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this provision.
     The arbitration shall be governed by the United Stated Arbitration Act, 9
     U.S.C. Sections 1-16, to the exclusion of any provision of the state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Kansas City,
     Missouri. There shall be one arbitrator. The arbitration shall determine the Claim of the parties and render a final award in accordance with the substantive law of the State of Kansas, without regard to any choice of law rules. The arbitrator shall set forth the reasons for the award in writing.
     The UN Convention on Contracts for the International Sale of Goods (1980)
     shall not apply.

                                       5

                             Item 3: BILL OF LADING
               Supplied by Ethanol Producer, required for payment

         Item 4: CERTIFICATE OF ANALYSIS -Supplied by Ethanol Producer,
                              required for payment

              Item 5: DAILY SETTLEMENT FOR SALE BY ETHANOL PRODUCER

                    Item 6: MONTHLY INVOICE FOR SERVICES FEES

Lansing Ethanol Services, LLC
9900 W. 109th Street - Suite 400
Overland Park, Kansas 66210

Date:
To:
Attention:
Facsimile No:

From:
Re:
Generated By:
Phone:

Merchandising Fee:
Total Gallons purchased by LES:
         Total

Payments Received:

Balance

New due Lansing within 15 days of invoice date

Wiring Instructions: